Exhibit 99.1

Dear Verb Shareholders,

As we begin the new year, many of us look back on 2022 with a mixed sense of disbelief and bewilderment.

War, insurrection, pandemic, border crisis, inflation, recession. These are the day after day headlines that sound more like the exclusionary clause of uncovered risks in an insurance policy than actual real-world events – especially since they are all occurring at the same time.

From my perspective, the response to these events in the form of a continuing series of Federal Reserve rate hikes, is a classic case of the cure being worse than the condition.

With the markets already under pressure, the rate hikes that began in March 2022 produced a virtual shut-down of the capital markets and an unprecedented erosion – actually more like an erasure – of public company market caps, valuation, and shareholder value. Few companies escaped unscathed. Some of the reports I’ve seen indicate that a staggering number of small and micro-cap companies are down more than 85% over the past 10 months. Many large caps are significantly down as well.

Some of the pundits are saying that we’ll look back on this period in capital markets history and recognize that those who saw through the fear and uncertainty and took advantage of these historically low share prices were able to generate extraordinary returns when the market came back. And if history has taught us anything, the market always comes back. But when we see our hard-earned money evaporate seemingly overnight in sinking share prices, we become so consumed with the thought of selling to cut our losses that the thought of making further investments to average down our cost bases becomes the furthest thing from our minds. That’s understandable.

I’m certainly not advocating for or against anyone’s investment strategy as I’m not an investment professional by any means. I do recommend that people consult with bona fide investment professionals and not trade on the advice of those that can be found trolling chat boards. Just this week someone forwarded me a video in which the speaker states that “VERB has until the end of this month to do a reverse stock split or be delisted by Nasdaq after the Company requested and received multiple extensions to regain compliance.” Obviously, that is not true. These and other rumors that are brought to my attention are simply part of the landscape we occupy as a listed company and I’ve learned to ignore them – so should you. A simple review of our public filings provides quick and accurate information that easily refutes the nonsense people post.

I rarely comment on VERB’s share price as I don’t believe that’s appropriate, but I am compelled to state that I am shocked at our current share price, recently hitting an all-time low – even lower than when we first started many years ago with no clients and no revenue. It just makes no sense that we could be trading at a share price and market cap that’s roughly one times revenue for a highly-scalable, solid recurring revenue SaaS business, with year-over-year growth – and that doesn’t even include the value of MARKET.live, which I contend, based on the recent market valuations of comparable companies in the livestream space - should be valued even higher. It simply defies logic and reason.

However, as I look ahead, I do so with great optimism. Our SaaS business remains strong, our operating costs have been greatly reduced, and some recent client wins over the competition, coupled with some exciting new industry partnerships, provide a nice push into the new year.

But most, if not all of the questions I get from shareholders is about our MARKET.live, livestream social shopping platform. And although launched just 5 months ago, we’ve made enormous strides. Yes - we could be even further along with a greater marketing budget – more on that later – but the platform has evolved rapidly, and as I’ve said before, I firmly believe it represents the biggest value creation opportunity for ourselves and our shareholders going into 2023 and beyond.

We have a unique platform and a unique strategy that we are executing. We’re not just a shopping site – we aim to become a world class 24/7 destination for entertainment – yes, entertainment first - that is also shoppable.

Those of you who have followed our journey know that I’ve been predicting a convergence of online shopping and entertainment for several years and it’s both rewarding and validating to see the world beginning to recognize and embrace livestream shopping. I believe we are at that moment in the life cycle of this new product just before the coming tipping point that will usher in a new era of shoppable entertainment. For those following this sector closely, we recognize that the changes in consumer behavior necessary to drive broader, more rapid adoption have already begun and are gaining greater and greater momentum every day. And while we are a bit early – this is exactly where we want to be right now as we have the opportunity to shape and define this new medium.

We look to the massive adoption of livestream shopping that has occurred in China over the past several years for cues – where it is not unusual for a creator/influencer to sell more than $100M of merchandise in a single livestream session. However, we recognize that there are certain cultural and societal differences in China that do not exist here in the US and the West. Accordingly, we don’t subscribe to the strategy that the key to success in livestream shopping is to duplicate what they do in China. I’ve often heard the phrase that “we have to catch-up to China.” But that would imply that the US is on the same path as China and I do not believe we are, nor should we be.

I believe there are multiple paths to livestream selling success in the US and the West but the one that I believe will lead to the greatest broad-based and sustained adoption in the US and the West, and certainly the one we have chosen here at VERB, is the one that puts entertainment first. People want to be entertained first and foremost and to the extent that entertainment is both interactive and engaging, adding shoppability in a slick, frictionless interface, will drive adoption of this new medium to a level that will allow MARKET.live to compete effectively with the biggest names in video streaming and online commerce.

I foresee shopping and chat capabilities added to sporting events, game shows, reality shows, concerts, and much more streamed on MARKET.live. Consumers will be able to purchase items they see featured in the programs, as well as products offered by the show’s sponsors who will enjoy a far greater – and finally measurable ROI for their sponsorship dollars. VERB is uniquely at the forefront of this.

Check out our growing list of what I refer to as our “anchor” shows that will serve as lead-ins for our traditional vendors’ livestreams to help deliver a larger audience of shoppers. “Life-styled with Tiffany and Sergio;” “Meet Me at MARKET with Drew Dorsey;” “Giving Tuesdays with Kate Eckman;” and “Game Night with Barry and Jason;” among many other new shows currently in development. I’m now looking at our weekly and monthly lineup of anchor shows the same way TV networks look at programming their show schedules. I believe this strategy will create a greater audience which will in turn attract a greater number of vendors, brands, creators and influencers to the platform – and ultimately, sponsors and advertisers.

And when I talk about VERB being uniquely positioned to lead this new form of entertainment, I’m not only referring to our strategy of architecting the platform as a “destination,” a “marketplace environment,” and the numerous “social” aspects of the platform, but I’m also referring to our ability to provide influencers such as Sergio and Tiffany, and Drew Dorsey, among many more you’ll soon meet, with access to a massive catalogue of products – up to 12 million sku’s from hundreds of different brands and retailers that they can promote and feature in their shows.

While I’m not sure many people understood the strategy or value underlying this development when I announced it last fall, I consider this to be a pivotal component to our overall value proposition as it allows us to attract talent and develop shows that require access to new and varied products for every show that few other livestream shopping platforms can match.

So, what’s next and how do we grow this business more rapidly? Well first, we needed to get the technology right. Check. Then we needed to learn what we could only have learned by launching the platform, and not during the extended beta period before our formal launch last summer. And while by no means have we learned all there is to know – not even close – we continue to learn every day.

But now, the path forward is crystal clear. With the platform, the talent, the shows, the product inventory, the brands and other components we have now assembled for MARKET.live, we require only one thing - a massive marketing and ad campaign, including television, radio, social media, outdoor media, sponsorships and partnerships, all conceived, coordinated, executed and managed by professionals with proven track records.

Up till now, we have done virtually everything in-house with a limited team on a limited budget, relying almost exclusively on social media advertising. To implement and execute this bold plan will require a substantially larger budget than we currently have access to. And we already know that the state of the capital markets, coupled with our insanely low share price make traditional financings far too costly.

And this is the reason we engaged the strategic advisory firm I mentioned in our November 2022 earnings call. Our plan for Q1 2023 is to finalize the strategic plan we placed into motion last fall that can transform VERB and provide the resources needed to implement a comprehensive ongoing advertising and marketing campaign to create top-of-the-mind awareness for MARKET – accelerating our growth rate exponentially - and upon completion, keep us out and away from the capital markets – far away.

This is not to say that we will not face challenges as we execute these plans and strategies – of course we will – and some will be daunting. But I believe we have the right team of professionals on-board to overcome these challenges and make these plans a reality. I’m intentionally not going to provide a more definitive timeline for public disclosure beyond what I’ve already stated in this update as certain elements of the plan are still in process and like everything in life – nothing is guaranteed. But I hope I can count on your support as we disclose our plans publicly and move forward.

Wishing all of you and your families the best for 2023.

Rory